UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                           (Amendment No. 1)*


                     Bonneville Pacific Corporation

        _______________________________________________________
                             (Name of Issuer)

                              Common Stock

        _______________________________________________________
                      (Title of Class of Securities)

                               098904 20 4
                        ________________________
                              (CUSIP Number)


                           December 31, 1999

       ________________________________________________________
        (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]      Rule 13d-1(b)

          [ ]      Rule 13d-1(c)

          [ ]      Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 098904204      Schedule 13G             Page 2 of 10 Pages

1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

     Halcyon/Alan B. Slifka Management Company LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
  INSTRUCTIONS):
  (a)  [  ]           (b)  [  ]

3 SEC USE ONLY:

4 CITIZENSHIP OR PLACE OF ORGANIZATION:

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5   SOLE VOTING POWER:
6   SHARED VOTING POWER       649,495
7   SOLE DISPOSITIVE POWER
8   SHARED DISPOSITIVE POWER  649,495

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  PERSON:

     649,495

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   SHARES (SEE INSTRUCTIONS):  [x]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     8.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

     IA

CUSIP No.098904204       Schedule 13G        Page 3 of 10 Pages

1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

     Halcyon Offshore Management Company LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
   INSTRUCTIONS):
   (a)  [  ]           (b)  [ ]

3 SEC USE ONLY:

4 CITIZENSHIP OR PLACE OF ORGANIZATION:

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5   SOLE VOTING POWER:
6   SHARED VOTING POWER       127,504
7   SOLE DISPOSITIVE POWER
8   SHARED DISPOSITIVE POWER  127,504

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  PERSON:

     127,504

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   SHARES (SEE  INSTRUCTIONS):  [x]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     1.8%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

     IA

CUSIP No. 098904204           Schedule 13G   Page 4 of 10 Pages

1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

     Alan B. Slifka & Company, Limited

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
  INSTRUCTIONS):
  (a)  [ ]           (b)  [ ]

3 SEC USE ONLY:

4 CITIZENSHIP OR PLACE OF ORGANIZATION:

     New York State

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5   SOLE VOTING POWER:
6   SHARED VOTING POWER       649,495
7   SOLE DISPOSITIVE POWER
8   SHARED DISPOSITIVE POWER  649,495

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  PERSON:

     649,495

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   SHARES (SEE INSTRUCTIONS):  [x]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     8.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

     HC; CO

CUSIP No. 098904204      Schedule 13G   Page 5 of 10 Pages

1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

     Alan B. Slifka

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
  INSTRUCTIONS):
  (a)  [ ]           (b)  [ ]

3 SEC USE ONLY:

4 CITIZENSHIP OR PLACE OF ORGANIZATION:

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5   SOLE VOTING POWER:
6   SHARED VOTING POWER       776,999
7   SOLE DISPOSITIVE POWER
8   SHARED DISPOSITIVE POWER  776,999

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  PERSON:

     776,999

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   SHARES (SEE INSTRUCTIONS):  [x]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     10.7%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

     IN

                                               Page 6 of 10 Pages


Item 1(a).   Name of Issuer

               Bonneville Pacific Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices

               50 West 300 South, Suite 300
               Salt Lake City, Utah  84104

Item 2 (a).  Name of Person Filing

               Halcyon/Alan B. Slifka Management Company LLC


Item 2(b). Address of Principal Business Office or, if none, Residence

               477 Madison Avenue
               New York, NY  10022


Item 2(c).   Citizenship

               The Filing Persons' citizenship or place of organization is set forth on their respective cover pages and incorporated herein by reference.


Item 2(d).   Title of Class of Securities

               Common Stock

Item 2(e).   CUSIP Number

               098904 20 4

                                               Page 7 of 10 Pages

Item 3.     If this statement is filed pursuant to Sections
            240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [  ]   Broker of dealer registered under section 15
                 of the Act (15 U.S.C. 78o);

     (b)  [  ]   Bank as defined in section 3(a)(6) of the Act
                 (15 U.S.C. 78c);

     (c)  [  ]   Insurance company as defined in section
                 3(a)(19) of the Act (15 U.S.C. 78c);

     (d)  [  ]   Investment company registered under section 8
                 of the Investment Company Act of 1940 (15 U.S.C.
                 80a-8);

     (e)  [x]    An investment adviser in accordance with
                 Section 240.13d-1(b)(1)(ii)(E);

     (f)  [  ]   An employee benefit plan or endowment fund in
                 accordance with Section 240.13d-1(b)(1)(ii)(F);

     (g)  [x]    A parent holding company or control person in
                 accordance with Section 240.13d-1(b)(1)(ii)(G);

     (h)  [  ]   A savings association as defined in Section
                 3(b) of the Federal Deposit Insurance Act
                 (12 U.S.C. 1813);

     (i)  [  ]   A church plan that is excluded from the definition
                 of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [  ]  Group, in accordance with Section 240.13d-1(b)(1)
                (ii)(J).

                                        Page 8 of 10 Pages

Item 4.   Ownership.

       Provide  the  following  information  regarding   the
aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned

                    The Filing Persons beneficially own the
                    number of shares reflected on the cover
                    pages which are incorporated herein by
                    reference.

          (b)  Percent of class

                    The Filing Persons' beneficial ownership on a percentage basis are reflected on the cover pages and are incorporated by reference herein.

          (c)  Number of shares as to which such person has:

                    (i)  Sole power to vote or to direct the
                         vote:

                         The shares for which the Filing
                         Persons have sole voting powers are
                         set forth on the cover pages and
                         are incorporated herein by
                         reference.

                    (ii) Shared power to vote or to direct
                         the vote:

                         None.

                    (iii) Sole power to dispose or to direct the
                          disposition of:

                         The shares for which the Filing
                         Persons have sole disposition
                         powers are set forth on the cover
                         pages and are incorporated herein
                         by reference.

                    (iv) Shared power to dispose or to direct the
                         disposition of:

                         None.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class or securities, check the following [ ].

          Not Applicable.

                                        Page 9 of 10 Pages



Item 6.   Ownership of More than Five Percent on Behalf of
          Another Person.

          The advisees of Halcyon/Alan B. Slifka Management Company LLC and Halcyon Offshore Management Company LLC have a right to receive distributions on the proceeds of sale of the shares. All securities reported are owned by the advisees, and each Filing Person disclaims beneficial ownership of such securities.


Item 7.   Identification and Classification of the
          Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Halcyon/Alan B. Slifka Management Company LLC

Item 8. Identification and Classification of Members of the Group.

               Not Applicable.



Item 9.   Notice of Dissolution of Group.

               Not Applicable.



Item 10.  Certification.

          By signing below I certify that, to the best of my

          knowledge and belief, the securities referred to

          above were acquired and are held in the ordinary

          course of business and were not acquired and are

          not held for the purpose of or with the effect of

          changing or influencing the control of the issuer

          of the securities and were not acquired and are

          not held in connection with or as a participant in

          any transaction having that purpose or effect.

                                   Page 10 of 10 Pages

                          SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this

statement is true, complete and correct.





                              HALCYON/ALAN B. SLIFKA MANAGEMENT
                              COMPANY LLC

                              By:
                                   /s/ James H. Schropp
                              __________________________
                              Name:  James H. Schropp
                              Title:  Attorney-in-Fact,duly
                                      authorized under Power of
                                      Attorney dated February 9,
                                      1999, filed with Abraxas Petroleum
                                      Corporation Schedule 13G
                                      filed January 6, 2000

Dated:  January 10, 2000